Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompanying consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia

February 11, 2005

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets

Cash and cash equivalents:
Cash and due from banks	$8,330,545	$8,116,202
Interest bearing deposits in banks	195,729	134,300
Federal funds sold	419,867	340,621

Total cash and cash equivalents	8,946,141	8,591,123

Investment securities:
Available for sale, at fair market value	6,370,932	11,594,084
Held to maturity, at amortized cost (fair market value was $592,019 and $858,850, respectively)	574,199	836,647

	6,945,131	12,430,731

Equity securities, restricted, at cost	3,617,600	2,397,870
Loans held for sale	31,106,533	56,132,136

Loans	315,754,561	230,049,792
Allowance for loan losses	(2,839,315)	(2,503,000)

Loans, net	312,915,246	227,546,792

Premises and equipment, net	5,141,006	5,353,554
Other real estate owned	—	1,094,637
Accrued interest receivable	1,692,975	1,504,761
Other assets	3,696,153	3,243,649

	$374,060,785	$318,295,253

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$38,145,358	$31,974,911
Interest-bearing	239,486,894	218,683,381

Total deposits	277,632,252	250,658,292
Short-term borrowings:
Securities sold under agreements to repurchase	—	11,714
Federal Home Loan Bank	44,139,750	36,992,000

Total short-term borrowings	44,139,750	37,003,714
Long-term debt	5,441,656	426,496
Junior subordinated debt securities	5,237,255	6,025,300
Accrued interest payable	803,289	740,436
Other liabilities	3,782,434	4,250,450

Total liabilities	337,036,636	299,104,688

Stockholders’ Equity:
Common stock, par value $2.50, 5,000,000 shares authorized; 2,984,794 and 1,888,271 shares issued and outstanding in 2004 and 2003, respectively	7,461,986	4,720,678
Additional paid-in capital	19,321,813	6,547,479
Retained earnings	10,187,132	7,529,445
Accumulated other comprehensive income	53,218	392,963

Total stockholders’ equity	37,024,149	19,190,565

	$374,060,785	$318,295,253

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2004 and 2003

	2004	2003
Interest and dividend income:
Loans, including fees	$21,382,824	$18,520,947
Investment securities:
Taxable	306,417	470,348
Tax exempt	138,686	224,209
Dividend income, equity securities, restricted	91,136	119,009
Other interest income	37,497	29,733

Total interest income	21,956,560	19,364,246

Interest expense:
Deposits	7,568,202	7,696,596
Federal funds purchased and securities sold under agreements to repurchase	3,403	1,295
Federal Home Loan Bank	590,815	128,655
Junior subordinated debt securities	437,563	542,791
Long-term debt	24,843	10,041

Total interest expense	8,624,826	8,379,378

Net interest income	13,331,734	10,984,868

Provision for loan losses	1,695,000	524,797

Net interest income after provision for loan losses	11,636,734	10,460,071

Noninterest income:
Service charges on deposit accounts	1,066,418	894,238
Other service charges and fees	577,591	515,164
Mortgage brokerage income	776,804	—
Gain on sale / call of investment securities	490,699	—
Other	156,281	268,506

Total noninterest income	3,067,793	1,677,908

Noninterest expense:
Salaries and employee benefits	5,163,932	4,069,620
Net occupancy expense	923,469	919,568
Furniture and equipment expense	1,052,182	1,151,240
Other operating expense	2,957,904	2,251,732

Total noninterest expense	10,097,487	8,392,160

Income before provision for income taxes	4,607,040	3,745,819

Provision for income taxes	1,505,831	1,203,328

Net income	$3,101,209	$2,542,491

Earnings per share:
Basic	$1.42	$1.44

Diluted	$1.16	$1.03

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2004 and 2003

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2003	1,721,621	$4,304,053	$5,560,051	$5,270,552	$309,974	$15,444,630
Comprehensive income:
Net income	—	—	—	2,542,491	—	2,542,491
Change in unrealized gains on securities available for sale, net of tax effect	—	—	—	—	82,989	82,989

Total comprehensive income						2,625,480

Issuance of common stock	166,650	416,625	987,428	—	—	1,404,053
Cash dividends - $.16 per share	—	—	—	(283,598)	—	(283,598)

Balance, December 31, 2003	1,888,271	4,720,678	6,547,479	7,529,445	392,963	19,190,565
Comprehensive income:
Net income	—	—	—	3,101,209	—	3,101,209
Change in unrealized gains on securities available for sale, net of tax effect	—	—	—	—	(339,745)	(339,745)

Total comprehensive income						2,761,464

Issuance of common stock	1,096,523	2,741,308	12,774,334	—	—	15,515,642
Cash dividends - $0.20 per share	—	—	—	(443,522)		(443,522)

Balance, December 31, 2004	2,984,794	$7,461,986	$19,321,813	$10,187,132	$53,218	$37,024,149

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2004 and 2003

	2004	2003
Operating Activities:
Net income	$3,101,209	$2,542,491
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	1,695,000	524,797
Depreciation and amortization	925,559	901,592
Gain on the sale of loans	—	(23,224)
Gain on the sale of premises and equipment	817	(2,594)
Gain on the sale of investment securities available for sale	(490,346)	—
Gain on the call of investment securities held to maturity	(353)	—
Loss on the sale of other real estate owned	10,396	2,991
Deferred tax assets	(272,413)	(221,351)
Net change in:
Loans held for sale	25,025,603	(28,339,903)
Accrued interest receivable	(188,214)	(118,704)
Other assets	402,300	(257,234)
Accrued interest payable	62,853	(141,548)
Other liabilities	(468,016)	1,775,577

Net cash provided by (used in) operating activities	29,804,395	(23,357,110)

Investing Activities:
Purchase of securities available for sale	(6,637,008)	(4,041,380)
Purchase of equity securities, restricted	(10,318,050)	(4,371,750)
Net purchase of premises and equipment	(727,328)	(438,999)
Net expenditures on other real estate owned	—	(127,006)
Net change in loans	(86,194,954)	(35,031,206)
Proceeds from:
Calls and maturities of securities held to maturity	263,153	210,433
Sales and maturities of securities available for sale	11,835,388	7,545,952
Sales of equity securities, restricted	8,888,950	3,154,600
Sale of other real estate owned	229,241	—

Net cash used in investing activities	(82,660,608)	(33,099,356)

Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	13,837,238	12,879,206
Time deposits	(1,863,278)	9,692,437
Brokered time deposits	15,000,000	—
Short-term borrowings	7,136,036	35,115,711
Increase in long-term borrowings	5,046,912	—
Principal payments on long term-debt	(31,752)	(26,112)
Dividends reinvested and sale of stock	14,529,597	144,353
Dividends paid	(443,522)	(283,598)

Net cash provided by financing activities	53,211,231	57,521,997

Net increase in cash and cash equivalents	355,018	1,065,531
Cash and cash equivalents, January 1	8,591,123	7,525,592

Cash and cash equivalents, December 31	$8,946,141	$8,591,123

Supplemental cash flow disclosure:
Interest paid during the year	$8,561,973	$8,499,931

Income taxes paid during the year	$1,628,731	$1,581,658

Supplemental noncash disclosure:
Transfer from loans to other real estate owned	$—	$1,285,376

Sale of other real estate owned financed by bank loans	$855,000	$—

Conversion of junior subordinated debt securities for common stock	$788,045	$1,259,700

Issuance of common stock for acquisition of mortgage company	$198,000	$—

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiaries, Commonwealth Bankshares Capital Trust I (the “Trust”), and Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc., BOC Insurance Agencies of Hampton Roads, Inc. and Community Home Mortgage of Virginia, Inc., are in accordance with accounting principles generally accepted in the United States of America and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Trust and the Bank and its subsidiaries, collectively referred to as “the Company”. All significant intercompany balances and transactions have been eliminated in consolidation. FASB Interpretation No. 46(R) requires that the Company no longer consolidate Commonwealth Bankshares Capital Trust I. The junior subordinated debt of the Trust is reflected as a liability of the Company.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions and the Federal Reserve System. The Bank serves Norfolk, Virginia Beach, Chesapeake and Portsmouth, Virginia through its nine banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. The Company had no such deposits at December 31, 2004 and 2003.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank (FRB). Required reserves were $307,000 and $110,000 for December 31, 2004 and 2003, respectively.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income (loss).

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 0.20% of the members total assets plus 4.50% of the members outstanding advances.

As a member of the Federal Reserve Bank (“FRB”), the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FRB stock and FHLB stock are carried at cost.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to third-party investors. The loans are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is comprised of a general allowance, specific allowance for identified problem loans and an unallocated allowance representing estimations done pursuant to either Standard of Financial Accounting Standards (SFAS) No. 5 “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Such qualitative factors management considers are the known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, level concentrations within the portfolio, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 120 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as non-accrual. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 10 years

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Other Real Estate Owned

Other real estate owned is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in other expenses.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $498,377 and $187,408 for the two years ended December 31, 2004 and 2003, respectively.

Income Taxes

Deferred income tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws on rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25. The fair value based method of accounting did not have a material effect on the Company’s net income and earnings per share.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, interest bearing deposits in banks, loans held for sale, accrued interest receivable, demand deposits, savings deposits, and short-term borrowings approximates fair value. The fair value of securities is based on quoted market prices. The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year-end.

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Per Share Data

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2004	2003
Earnings available to common shareholders	$3,101,209	$2,542,491
Weighted average shares outstanding	2,181,915	1,771,556

Basic earnings per common share	$1.42	$1.44

Effect of dilutive securities:
Earnings available to common shareholders	$3,101,209	$2,542,491
Convertible preferred securities interest net of tax effect	288,577	358,242

Earnings available to common plus assumed conversions	$3,389,786	$2,900,733

Effect of dilutive securities on EPS:
Weighted average shares outstanding	2,181,915	1,771,556
Effect of stock options	54,428	188,126
Effect of convertible preferred securities	693,499	865,020

Diluted average shares outstanding	2,929,842	2,824,702

Diluted earnings per common share	$1.16	$1.03

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the single geographic area of Hampton Roads, Virginia, and surrounding communities.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Intangible Assets

Intangible assets include a non-compete agreement obtained through the acquisition of Community Home Mortgage of Virginia, Inc. The non-compete is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which is 1 year. Non-compete, net of amortization amounted to $29,167 at December 31, 2004.

Goodwill

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. SFAS No. 142 prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead, these assets will be subject to at least an annual impairment review, and more frequently if certain impairment indicators are evident.

Goodwill is included in other assets and totaled $249,480 at December 31, 2004. The goodwill is not amortized, but instead tested for impairment at least annually. Based on the testing, there were no impairment charges in 2004.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments (“SFAS No. 123(R)”). The new pronouncement replaces the existing requirements under SFAS No. 123 and Accounting Principals Board Opinion No. 25 (“APB Opinion No. 25”). According to SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB Opinion No. 25 and generally would require that such transactions be accounted for using a fair-value based method. For public companies, the FASB has determined that SFAS No. 123(R) is effective for awards and stock options granted, modified or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS No. 123(R) provides transition alternatives for public companies to restate prior interim periods or prior years. The Company expects to adopt the new standards as of its effective date. The impact to compensation expense is not expected to be material, however, the final impact to compensation expense will be dependent on the number of equity instruments granted during any year, including their timing and vesting period, and the method used to calculate the fair value of the awards, among other factors.

In July 2004, the Emerging Issues Task Force (“EITF”) published its consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF Issue. No 03-1 addresses the meaning of other than temporary impairment and its application to debt and equity securities within the scope of SFAS No. 115, certain debt and equity securities within the scope of SFAS No. 124, and equity securities that are not subject to the scope of SFAS No. 115 and accounted for under the equity method. In September 2004, the FASB issued FASB Staff Position (“FSP”) EITF Issue No. 03-1-1, which delays the effective date for the recognition and measurement guidance in the EITF Issue No. 30-1. In addition, the FASB issued a proposed FSP to consider whether further application guidance is necessary for securities analyzed for impairment under EITF Issue No. 03-1. The Company continues to assess the potential impact that the adoption of the proposed FSP could have on its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29. This Statement amended APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact upon the Company’s financial position, results of operations or cash flows.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). This Interpretation provides guidance with respect to the identification of variable interest entities when the assets, liabilities, non-controlling interests, and results of operations of a variable interest entity need to be included in a Company’s consolidated financial statements. An entity is deemed a variable interest entity, subject to the interpretation, if the equity investment is at risk and is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or in cases in which the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. Due to significant implementation issues, the FASB modified the wording of FIN 46 and issued FIN 46R in December of 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than Special Purpose Entities (“SPEs”) until financial statements issued for periods ending after March 15, 2004. SPEs were subject to the provisions of either FIN 46 or FIN 46R as of December 15, 2003. Management has evaluated the Company’s investments in variable interest entities and potential variable interest entities or transactions, particularly in trust preferred securities structures because these entities or transactions constituted the Company’s primary FIN 46 and FIN 46R exposure. The adoption of FIN 46 and FIN 46R did not have a material effect on the Company’s consolidated financial position or consolidated results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement did not have a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. This Statement had no effect on the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2004 presentation. These reclassifications have no effect on previously reported net income.

Note 2. Acquisition

On July 13, 2004, the Company acquired Community Home Mortgage of Virginia, Inc. Community Home Mortgage of Virginia, Inc. is a mortgage brokerage firm that originates, processes and sells residential mortgages on a servicing released basis throughout Virginia and Maryland. Under the terms of the acquisition, the outstanding shares of Community Home Mortgage of Virginia, Inc.’s common stock were purchased for 11,820 shares of the Company’s common stock. In addition, Community Home Mortgage of Virginia, Inc. has entered into a one year non-compete agreement with both of its executive officers totaling $50,000.

The transaction was accounted for using the purchase method of accounting. The results of operations are included in the financial statements from the date of acquisition. The entire amount of goodwill, $249,480, resulting from this acquisition is expected to be deductible for tax purposes.

The acquisition of Community Home Mortgage of Virginia, Inc. is not considered to be a significant business combination for the Company. Therefore, no proforma effects of the acquisition are presented.

Note 3. Concentrations of Credit Risk

At December 31, 2004, the Company’s cash and due from banks included one commercial bank deposit account aggregating $5,885,798 in excess of the Federal Deposit Insurance Corporation (FDIC) insured limit of $100,000 per institution.

Note 4. Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2004
Available for sale:
U.S. Treasury and agency securities	$3,009,891	$9,000	$(5)	$3,018,886
Mortgage-backed securities	1,473,523	13,178	—	1,486,701
State and municipal securities	1,556,885	66,685	—	1,623,570
Equities and other bonds	250,000	—	(8,225)	241,775

	$6,290,299	$88,863	$(8,230)	$6,370,932

Held to maturity:
Mortgage-backed securities	$411,090	$1,041	$—	$412,131
State and municipal securities	163,109	16,779	—	179,888

	$574,199	$17,820	$—	$592,019

December 31, 2003
Available for sale:
U.S. Treasury and agency securities	$809,125	$65	$—	$809,190
Mortgage-backed securities	2,147,959	36,592	(3,418)	2,181,133
State and municipal securities	4,352,146	295,343	—	4,647,489
Equities and other bonds	3,689,458	278,089	(11,275)	3,956,272

	$10,998,688	$610,089	$(14,693)	$11,594,084

Held to maturity:
Mortgage-backed securities	$582,399	$3,957	$(3,407)	$582,949
State and municipal securities	254,248	21,653	—	275,901

	$836,647	$25,610	$(3,407)	$858,850

A maturity schedule of investment securities as of December 31, 2004 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$516,467	$510,440	$—	$—
After one year through five years	3,487,350	3,518,819	163,109	179,888
After five years through ten years	562,959	591,297	—	—
After ten years	250,000	263,675	—	—

	4,816,776	4,884,231	163,109	179,888
Mortgage-backed securities	1,473,523	1,486,701	411,090	412,131

	$6,290,299	$6,370,932	$574,199	$592,019

Securities with an amortized cost of $6,791,609 and $7,837,684 and market value of $6,889,089 and $8,183,678 at December 31, 2004 and 2003, respectively, were pledged as collateral to secure public deposits and other purposes.

Note 5. Loans

Major classifications of loans at December 31, 2004 and 2003 were:

	2004	2003
Commercial	$45,421,914	$45,583,991
Commercial construction	20,912,504	7,759,122
Commercial mortgage	187,934,731	131,743,596
Residential mortgage	51,320,177	36,268,976
Installment loans to individuals	10,574,566	8,226,346
Other	1,057,303	1,368,563

Gross loans	317,221,195	230,950,594
Unearned income	(1,466,634)	(900,802)
Allowance for loan losses	(2,839,315)	(2,503,000)

Loans, net	$312,915,246	$227,546,792

A summary of transactions in the allowance for loan losses for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003
Balance at beginning of year	$2,503,000	$2,335,000

Provision charged to operating expense	1,695,000	524,797
Loans charged-off	(1,366,802)	(369,892)
Recoveries of loans previously charged-off	8,117	13,095

Balance at end of year	$2,839,315	$2,503,000

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amount to $1,231,070 and $2,845,100, with specific reserves allocated from the allowance for loan losses of $401,213 and $1,259,382, as of December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans was $2,038,400 and $2,277,744 in 2004 and 2003, respectively. The Company recognized $15,026 and $192,788 of interest income on impaired loans during 2004 and 2003, respectively. Nonaccrual loans amounted to $451,482 and $2,845,100 as of December 31, 2004 and 2003, respectively, all of which are included in the impaired loans above. There were $16.1 thousand in loans 90 days past due and still accruing interest at December 31, 2004, and none at December 31, 2003.

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2004	2003
Land	$345,403	$345,403
Buildings and improvements	3,028,688	2,943,032
Leasehold improvements	789,783	696,226
Furniture and equipment	6,766,101	6,160,615
Construction in progress	26,131	29,510

	10,956,106	10,174,786
Less accumulated depreciation	5,815,100	4,821,232

	$5,141,006	$5,353,554

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2004 and 2003 amounted to $925,559 and $901,592, respectively.

Note 7. Deposits

Interest-bearing deposits consist of the following:

	December 31,
	2004	2003
Demand deposits	$39,809,425	$33,730,237
Savings deposits	9,584,989	7,997,386
Time deposits:
Time deposits $100,000 and over	51,109,486	47,831,903
Other time deposits	138,982,994	129,123,855

Total interest-bearing deposits	$239,486,894	$218,683,381

At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$59,254,483
2006	46,502,701
2007	8,827,292
2008	40,436,344
2009	25,183,856
Thereafter	9,887,804

$190,092,480

Note 8. Short-Term Borrowings

The Company has a line of credit with the Federal Home Loan Bank with a maximum value of thirty percent of the Bank’s current assets, using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages and commercial mortgage loans, with a carrying value of $158.9 million and $140.5 million as of December 31, 2004 and 2003, respectively. In addition, the Company pledged investment securities with a book value of $2.8 million and $2.5 million as of December 31, 2004 and 2003, respectively.

	2004	2003
Weighted average rate	1.82%	1.32%
Average balance	$32,142,036	$9,731,395
Maximum outstanding at a month-end	$61,166,750	$36,992,000
Balance at December 31,	$44,139,750	$36,992,000

The Company has an unsecured line of credit with Bank of America, SunTrust and Compass Bank for the purchase of federal funds in the amount of $6,000,000, $10,000,000 and $5,000,000, respectively. Each separate line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

	2004	2003
Weighted average rate	1.88%	0.75%
Average balance	$181,626	$139,164
Maximum outstanding at a month-end	$—	$725,000
Balance at December 31,	$—	$—

Included in short-term borrowing are securities sold under agreements to repurchase which generally mature within one to three days from the transaction date. The securities underlying these agreements were under the Company’s control.

Note 9. Long-Term Debt

Long-term debt at December 31, 2004 consist of: advances from the FHLB, which are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages and commercial mortgage loans, and pledged securities; borrowings in the form of an industrial development revenue bond from the Norfolk Redevelopment and Housing Authority to finance the Headquarters of the Company and the Bank; and secured loans with third party financial institutions.

Advances from the FHLB at December 31, 2004 consist of $5,000,000 at a fixed interest rate of 4.02% which matures in December 2009. Outstanding borrowings on the industrial development revenue bond at December 31, 2004 were $400,384, which represents the Bank’s 54.4% ownership interest in the Headquarters property. Those borrowings are due in annual installments at amounts equal to 3.0% of the then outstanding principle balance, which matures in seven years. The interest on this bond is payable monthly and the rate is equal to 68.6% of the prime rate of SunTrust Bank in Richmond, VA. Secured loans with third party financial institutions consist of two automobile loans assumed through the acquisition of Community Home Mortgage of Virginia, Inc. The outstanding balances as of December 31, 2004 were $26,436 and $14,835, respectively. The interest rates on these loans were fixed at 1.059% and 7.5% and mature in four years and three years, respectively.

The contractual maturities of long-term debt at December 31, 2004 are as follows:

	Fixed Rate	Floating Rate	Total
2005	$12,822	$26,112	$38,934
2006	13,341	26,112	39,453
2007	10,226	26,112	36,338
2008	4,883	26,112	30,995
2009	5,000,000	26,112	5,026,112
Thereafter	—	269,824	269,824

Total long-term debt	$5,041,272	$400,384	$5,441,656

Note 10. Junior Subordinated Debt Securities

On November 15, 2000, the Parent formed the Trust, a wholly owned subsidiary. The Trust issued 1,457,000 shares of 8.0% cumulative preferred securities (guaranteed by the Parent) maturing October 15, 2031 with an option to call on or after October 15, 2006 (call price of $5.00 per share) for $7,285,000. Conversion of the preferred securities into the Parent’s common stock at $8.00 per share may occur at any time prior to maturity. In 2004, 157,609 shares of the 8.0% cumulative preferred securities were converted to 98,498 shares of the Parent’s common stock. During the second half of 2003, 251,940 shares of the 8.0% cumulative preferred securities were converted to 157,449 shares of the Parent’s common stock.

The Trust also issued 45,063 shares of convertible common stock for $225,315. The Parent purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from the Parent junior subordinated debt securities, of $7,510,315 bearing interest at 8.0% and maturing October 15, 2031. All intercompany interest and equity was eliminated in consolidation in 2003.

Note 11. Other Operating Expense

A summary of other operating expense for the years ended December 31, 2004 and 2003 is as follows:

	2004	2003
Stationary and office supplies	$160,775	$188,138
Advertising and marketing	498,377	187,408
Telephone and postage	323,873	250,189
Professional fees	192,773	244,797
Bank franchise tax	199,261	182,932
Other outside services	541,691	341,290
Directors’ and advisory board fees	330,560	232,276
ATM, online banking and bank card expenses	256,579	232,809
Other	454,015	391,893

	$2,957,904	$2,251,732

Note 12. Employee Benefit Plans

The Company maintains a defined contribution 401(k) profit sharing plan (the “Plan”). The Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All full-time employees who have attained the age of twenty and-a-half and have completed six calendar months of employment with the Company are eligible to participate on the first day of the Plan year after meeting the eligibility requirements. The Plan provides for a matching contribution, which is determined by the Company each year. The Company may also make an additional discretionary contribution. For matching and discretionary employer contributions, an employee is 0% vested from zero to three years of service, 20% after three years, 40% after four years, 60% after five years, 80% after six years, and fully vested after seven years. The amounts charged to expense under this Plan were $101,008 and $75,000 in 2004 and 2003, respectively.

Note 13. Income Taxes

The current and deferred components of income tax expense are as follows:

	2004	2003
Current	$1,778,319	$1,467,832
Deferred	(272,488)	(264,504)

Provision for income taxes	$1,505,831	$1,203,328

A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34% federal income tax rate is as follows:

	2004	2003
Income tax expense at statutory rates	$1,566,394	$1,273,578
Increase (decrease) due to:
Tax exempt income	(57,103)	(85,802)
Other	(3,460)	15,552

Provision for income taxes	$1,505,831	$1,203,328

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

A cumulative net deferred tax asset is included in other assets at December 31, 2004 and 2003. The components of the asset are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$752,902	$748,703
Deferred compensation	701,838	596,669
Accrued compensated absences	299,438	288,380
Deferred loan fees	491,575	303,912
Other	5,909	4,056

Total deferred tax assets	2,251,662	1,941,720

Deferred tax liabilities:
Depreciation	(471,163)	(436,807)
Unrealized gains on securities	(27,415)	(202,436)
Other	(3,688)	(588)

Total deferred tax liabilities	(502,266)	(639,831)

Net deferred tax asset	$1,749,396	$1,301,889

Note 14. Related Parties Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Loan activity to related parties is as follows:

	2004	2003
Beginning of year	$5,941,501	$6,509,989
Additional borrowings	4,090,988	1,930,683
Curtailments	(1,749,477)	(2,499,171)

End of year	$8,283,012	$5,941,501

Deposits from related parties held by the Company at December 31, 2004 and 2003 amounted to $8,288,644 and $6,522,605, respectively.

Note 15. Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. The amount of dividends the Bank may pay to the Parent, without prior approval, is limited to current year earnings plus earnings retained for the two preceding years. At December 31, 2004, the amount available was approximately $6.8 million.

Note 16. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For both the Company and the Bank, total capital consists of Tier 1 Capital and the allowance for loan losses. Risk-weighted assets for the Company and the Bank were $312,232 thousand and $311,608 thousand, respectively, at December 31, 2004 and $268,025 thousand and $267,371 thousand, respectively, at December 31, 2003. Management believes, as of December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total capital to risk weighted assets:
Consolidated	$44,769	14.34%	$24,979	8.00%	N/A	N/A
Bank	42,855	13.75%	24,929	8.00%	$31,161	10.00%
Tier I capital to risk weighted assets:
Consolidated	41,930	13.43%	14,489	4.00%	N/A	N/A
Bank	40,016	12.84%	12,464	4.00%	18,696	6.00%
Tier I capital to average assets:
Consolidated	41,930	11.69%	14,346	4.00%	N/A	N/A
Bank	40,016	11.18%	14,321	4.00%	17,901	5.00%
As of December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$27,415	10.23%	$21,442	8.00%	N/A	N/A
Bank	25,692	9.61%	21,390	8.00%	$26,737	10.00%
Tier I capital to risk weighted assets:
Consolidated	24,823	9.26%	10,721	4.00%	N/A	N/A
Bank	23,100	8.64%	10,695	4.00%	16,042	6.00%
Tier I capital to average assets:
Consolidated	24,823	8.69%	11,429	4.00%	N/A	N/A
Bank	23,100	8.10%	11,403	4.00%	14,254	5.00%

Note 17. Disclosures About Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Equity Securities

The carrying amount approximates fair value.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Loans Held for Sale and Loans, Net

For loans receivable with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component, and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component, and a service charge component.

Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2004		December 31, 2003
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$8,946	$8,946	$8,591	$8,591
Investment securities	6,945	6,963	12,431	12,453
Equity securities	3,618	3,618	2,398	2,398
Loans held for sale and loans, net	344,022	352,730	283,679	300,350
Accrued interest receivable	1,693	1,693	1,505	1,505
Deposits	277,632	282,431	250,658	257,057
Short-term borrowings	44,140	44,140	37,004	37,004
Long-term debt	5,442	5,468	426	400
Accrued interest payable	803	803	741	741

Note 18. Dividend Reinvestment and Stock Purchase Plan

In April 1999 and February 2005, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “Plans”). Under these Plans, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The Plans also permit participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 19. Stock Options

The Company has a Stock Option Plan under which the Company may grant options to its directors and employees for shares of common stock.

A summary of the Company’s stock option activity and related information is as follows.

	Options Outstanding	Weighted Average Exercise Price
Balance at January 1, 2003:	188,126	$6.73
Granted (currently unexercisable)	48,650	19.30
Exercised	—	—
Expired	—	—

Balance at December 31, 2003:	236,776	9.31
Granted (currently unexercisable)	60,000	18.77
Exercised	33,329	5.46
Expired	1,500	19.30

Balance at December 31, 2004:	261,947	$11.91

Exercise prices for options outstanding and exercisable as of December 31, 2004 were as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$4.30 - $5.04	51,421	6.84	$4.6929
$6.11 - $6.33	28,266	26.06	6.1857
$9.04 -$10.02	33,360	38.97	9.2824

$4.30 -$10.02	113,047	21.13	$6.4205

Note 20. Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several stockholders of the Company (the Partnership), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986 an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly the Bank now owns 54.4%, of the Headquarters property. No purchases have been made after 1988. Total lease expense was $69,187 and $66,100 for the years 2004 and 2003.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $61,954 and $60,614 for the years ended December 31, 2004 and 2003.

The Bank has also entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $107,016 are required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expires in October 2007. Total lease expense was $110,912 and $106,642 for the years 2004 and 2003, respectively.

Note 21. Lease Commitments

The Company leases office space in Hampton Roads, Richmond and Gloucester. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2005	$386,311
2006	373,110
2007	283,494
2008	235,548
2009	84,421
Thereafter	—

$1,362,884

Total rental expense was $340,063 and $295,504 for 2004 and 2003, respectively.

Note 22. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2004 or 2003.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2004 and 2003.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2004:
Loan commitments	$52,172,027	$29,070,485
Standby letters of credit and guarantees written	$1,034,369	$236,397
December 31, 2003:
Loan commitments	$19,757,151	$11,542,464
Standby letters of credit and guarantees written	$2,434,220	$240,147

Note 23. Subsequent Events

On January 18, 2005, the directors of the Company declared a cash dividend in the amount of $0.05 per share on its common stock, payable February 28, 2005, to shareholders of record as of February 21, 2005.

Subsequent to December 31, 2004 through March 4, 2005, 17,450 shares of the 8% cumulative preferred securities were converted to 10,905 shares of the parent’s common stock.

In February 2005, the Company entered into a lease agreement for an office in the Ocean View section of Norfolk, Virginia. The premises is currently being used as a loan origination office and will be expanded into a full service commercial branch office upon approval from the regulators. The initial term of the lease commenced March 1, 2005 and runs through February 28, 2006. The annual base rent from the rental commencement date through February 28, 2006 is $28,800. Under the terms of the lease, the Company has the ability to renew yearly, subject to a notice period of 30 days.

Subsequent to December 31, 2004, the Company has tentatively agreed to sublease a two-story office building in the city of Virginia Beach, Virginia of approximately 16,169 square feet. The premises shall be used for a full service commercial bank branch operation and to support the future growth of its bank subsidiary. The initial terms of the sublease are projected to commence July 1, 2005 and run through December 31, 2008. The annual base rent from rental commencement date through December 31, 2007 is estimated at $133,394 and will subsequently increase to $180,000 for the period January 1, 2008 through December 31, 2008. Under the terms of the sublease, the Company has the ability to renew for two (2) options for a period of five (5) years each.

Note 24. Parent Company Only Financial Information

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets

Cash on deposit with subsidiary	$1,098,449	$831,709
Investment in subsidiaries	40,479,259	23,648,975
Due from subsidiary	751,315	751,315
Premises	101,036	104,421
Prepaid expense	6,314	14,692
Other assets	217,909	248,235

	$42,654,282	$25,599,347

Liabilities and Stockholders’ Equity

Accrued expenses	$77,931	$53,917
Accrued interest payable	89,632	104,177
Junior subordinated debt securities	5,462,570	6,250,615
Other liabilities	—	73
Total stockholders’ equity	37,024,149	19,190,565

	$42,654,282	$25,599,347

Statements of Income

Years Ended December 31, 2004 and 2003

	2004	2003
Income:
Dividends from bank	$750,000	$756,502
Dividend from non-bank subsidiary	18,025	18,025
Rental income	6,000	6,000
Interest income	—	309

Total income	774,025	780,836

Expenses:
Interest expense	455,589	559,147
Professional fees	99,676	100,842
Other outside services	90,693	60,053
Other	8,143	6,324

Total expenses	654,101	726,366

Income before income taxes and equity in undistributed net income of subsidiaries	119,924	54,470

Income tax benefits	214,226	245,220

Income before equity in undistributed net income of subsidiaries	334,150	299,690
Equity in undistributed net income of subsidiaries	2,767,059	2,242,801

Net income	$3,101,209	$2,542,491

Statements of Cash Flows
Years Ended December 31, 2004 and 2003

	2004	2003
Operating activities:
Net income	$3,101,209	$2,542,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,385	3,386
Equity in undistributed net income of subsidiaries	(2,767,059)	(2,242,801)
Net change in:
Prepaid expense	8,378	22,377
Other assets	14,026	16,441
Accrued expenses and other liabilities	24,014	27,202
Accrued interest payable	(14,545)	(22,664)
Deferred tax liability	454	(401)

Net cash provided by operating activities	369,862	346,031

Investing Activities:
Increase in investment in subsidiary	(14,189,197)	—

Financing activities:
Dividends reinvested and sale of stock	14,529,597	144,353
Dividends paid	(443,522)	(283,598)

Net cash provided by (used in) financing activities	14,086,075	(139,245)

Net increase in cash on deposit with subsidiary	266,740	206,786
Cash on deposit with subsidiary, January 1	831,709	624,923

Cash on deposit with subsidiary, December 31	$1,098,449	$831,709